Exhibit 99.1

Green Plains Announces Upsizing and Pricing of its Common Stock Offering

OMAHA, Neb., August 5, 2021 (GLOBE NEWSWIRE) -- Green Plains Inc. (NASDAQ:GPRE) today announced the pricing of its underwritten public offering of $152.0 million of common stock at a price to the public of $32.00 per share, which was upsized from the previously announced $150.0 million offering. The net proceeds to the company from the offering, after deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $143.3 million.

The company has also granted the underwriters in the common stock offering a 30-day option to purchase up to an additional 712,500 shares of its common stock on the same terms and conditions solely to cover over-allotments.

The company intends to use the net proceeds from the common stock offering for growth investments to further accelerate its downstream development opportunities.

The offering is expected to close on August 9, 2021, subject to customary closing conditions.

Jefferies and BofA Securities are acting as joint book-running managers for the offering. BMO Capital Markets, Craig-Hallum Capital Group, Roth Capital Partners, and Stephens Inc. are acting as co-managers of the offering.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities referred to in this press release, nor will there be any sale of any such securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). The offering will be made only by means of a prospectus supplement and an accompanying prospectus. When available, an electronic copy of the applicable prospectus supplement, together with the accompanying prospectus, can be obtained on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained by contacting: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: 1-877-821-7388 or e-mail: Prospectus_Department@Jefferies.com; or BofA Securities, by mail at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or email at dg.prospectus_requests@bofa.com.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: disruption caused by health epidemics, such as the coronavirus outbreak, competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the company’s high protein feed, clean sugar, specialty alcohol and carbon sequestrations initiatives; to achieve anticipated savings from Project 24; to successfully pursue its ongoing transformation strategy and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

###